Exhibit 10.56

SATELLITE DELIVERY AGREEMENT

THIS SATELLITE DELIVERY AGREEMENT by and between Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”) and Mobile Satellite Ventures LP (“MSV LP), is made effective as of February 22, 2007 (the “Effective Date”).

WHEREAS MSV Canada has been authorized by Industry Canada (the “Industry Canada Authorization”) to construct, launch and operate a next generation mobile satellite (the “MSV-2Satellite”) to replace the existing MSAT-1 satellite;

AND WHEREAS the Industry Canada Authorization establishes certain milestones relating to construction, launch and operation of the MSV-2 Satellite;

AND WHEREAS MSV Canada desires to retain the assistance of MSV LP to procure an L-band satellite on MSV Canada’s behalf which shall become the MSV-2 Satellite and to oversee the construction, launch, insurance and commissioning of this satellite at the sole and exclusive direction of MSV Canada;

AND WHEREAS, pursuant to an agreement dated January 9, 2006 between MSV LP and Boeing Satellite Systems, Inc., MSV LP has agreed to procure three (3) space-based satellite network, including the MSV-2 Satellite for the benefit of MSV Canada;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MSV Canada and MSV LP hereby covenant and agree as follows:

1. DEFINITIONS

Unless the context otherwise specifies or requires, the following terms shall have the following meanings respectively:

“Affiliate” means, with respect to a party, any person or entity (1) more than 50% of the capital securities of which on an as-converted basis are owned by, or (2) directly or indirectly controlling, controlled by, or under common control with, such party at the time when the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to a person or entity, shall mean the possession, directly or indirectly, of the power to (a) direct or cause the direction of management policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise, or (b) select a majority of the Board of Directors of such person or entity.

“Agreement” shall mean this Satellite Delivery Agreement between MSV Canada and MSV LP.

“Capacity Lease Agreement” means the Capacity Lease Agreement dated November 26, 2001 between MSV LP and MSV Canada as amended from time to time.

“EAR” means the United States Export Administration Act and Export Administration Regulations, as amended.

“Governmental Entity” means any (1) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (2) subdivision, agent, commission, board, or authority of any of the foregoing, (3) quasi-governmental or private body validly exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (4) the International Telecommunication Union, in each case in the proper exercise of its governmental authority

“Industry Canada” means the Canadian federal Department of Industry or any successor agency thereto.

“Industry Canada Authorization” means the Approval in Principle issued by Industry Canada to MSV Canada dated April 5, 2005 which authorizes MSV Canada to construct, launch and operate the MSV-2 Satellite and to use certain L band spectrum and feeder link spectrum as assigned to MSV Canada and as may be amended from time to time.

“Insurance” shall have the meaning specified in Section 6 hereof.

“Insurance Vendor” means the insurer that is selected in accordance with and subject to the terms and conditions of this Agreement.

“ITAR” means the United States Arms Export Control Act and the United States International Traffic in Arms Regulations, as amended.

“Intentional Ignition” means, with respect to the MSV-2 Satellite, the definition that is set forth in the Satellite Construction Contract, as the same may be modified in accordance therewith.

“Launch” means Intentional Ignition followed by lift-off. This definition shall be modified to incorporate the definition of “Launch” from the Launch Services Agreement applicable to the Launch of the MSV-2 Satellite.

“Launch Agency” means the Satellite Vendor or a provider of Launch Services responsible for conducting the Launch Services for the MSV-2 Satellite.

“Launch Option” means MSV LP’s option to procure Launch Services from the Satellite Vendor in accordance with the Satellite Construction Contract.

“Launch Services” means those services, including the provision of a Launch Vehicle, to be provided by the Launch Agency for the Launch of a Satellite pursuant to the Launch Services Agreement.

“Launch Services Agreement” means the contract between MSV LP (or Satellite Vendor, if MSV LP elects the Launch Option) and the Launch Agency that provides for Launch Services for the MSV-2 Satellite, as such contract may be amended from time to time in accordance with its terms.

“Launch Vehicle” means the launch vehicle used to provide Launch Services for the MSV-2 Satellite.

“MSV-2 Deliverables” means any “Deliverable Item,” as defined in the Satellite Construction Contract, other than the MSV-2 Satellite, to be delivered to MSV LP by the Satellite Vendor as set forth in the Satellite Construction Contract relating to or required for the testing, operating, and/or maintenance of the MSV-2 Satellite, but excluding any other Satellite that may be purchased by MSV LP under the Satellite Construction Contract or any other Deliverable Item thereunder to the extent used in connection with any other such Satellite.

“MSV-2 Satellite” means one (1) of the three (3) Satellites (as such term is defined in the Satellite Construction Contract) to be manufactured under the Satellite Construction Contract (the selection of which shall be upon the mutual agreement of MSV LP and MSV Canada), which shall be transferred to MSV Canada and shall become the MSV-2 Satellite pursuant to the terms hereof and operated by MSV Canada pursuant to the Industry Canada Authorization.

“MSV Canada” shall mean Mobile Satellite Ventures (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario.

“MSV LP” shall mean Mobile Satellite Ventures LP, a Delaware limited partnership.

“Orbital Location” shall mean the geostationary satellite orbital position located at 107.3 degrees West Longitude.

“Performance Specifications” means the Performance Specifications as defined in the Satellite Construction Contract.

“Post-Launch Services” shall have the meaning ascribed thereto in Section 7 hereof.

“Program Management” means the assistance to be provided by MSV LP under this Agreement, using both internal and external resources (such as consultants from Telesat Canada), to manage the procurement, construction, launch, insurance, “In Orbit Testing,” as defined in the Satellite Construction Contract, commissioning, and oversight of the Satellite Vendor’s other post-launch support obligations for the MSV-2 Satellite and the MSV-2 Deliverables as specified in the Satellite Construction Contract.

“Purchase Price” shall have the meaning ascribed thereto in Section 7 hereof.

“Satellite” or “Satellites” means one or more of the satellites to be constructed under the Satellite Construction Contract.

“Satellite Construction Contract” shall mean the agreement dated January 9, 2006 between MSV LP and Boeing Satellite Systems, Inc. for the construction of, among others, the MSV-2 Satellite.

“Satellite Delivery Services” shall have the meaning specified in Section 3.2 hereof.

“Satellite Vendor” means Boeing Satellite, the satellite manufacturer selected by MSV LP and who has entered into the Satellite Construction Contract with MSV LP for the construction of the Satellites.

“Total Loss” means with respect to the MSV-2 Satellite after Intentional Ignition: (i) the complete loss, destruction or operational failure of such Satellite, or (ii) a total or constructive total loss as defined in the Insurance policy for such Satellite.

2. SATELLITE DELIVERY AND TRANSFER OF TITLE

2.1 Satellite Delivery. MSV LP shall use commercially reasonable efforts to deliver, or cause to be delivered the MSV-2 Satellite to MSV Canada at the Orbital Location, in accordance with and subject to the terms and conditions of this Agreement.

2.2 Transfer of Title. Subject to the receipt of all necessary governmental approvals, title to the MSV-2 Satellite shall be transferred from MSV LP to MSV Canada at the point in time that title to the MSV-2 Satellite is transferred from the Satellite Vendor to MSV LP in accordance with Section 11.1 of the Satellite Construction Contract, subject to the provisions stated therein in the event of a “Terminated Ignition.” Title to the MSV-2 Satellite shall be transferred from MSV LP to MSV Canada free and clear of all security interests, liens, encumbrances and similar interests, except liens on the Satellite that may exist (i) in connection with any financing with respect to which MSV Canada is a party, a guarantor or otherwise agrees to such security interests, liens, encumbrances or similar interests, including, without limitation those arising with respect to the 14% Senior Secured Discount due 2013 (the “High Yield Liens”), (ii) in connection with any financing relating to the Launch Services Agreement to which MSV Canada is a party or otherwise agrees, and (iii) in connection with any required transfer of title to the Satellite to insured interests for salvage in the event of a Total Loss of the Satellite (the liens set forth in clauses (i) through (iii) above, as well as the “Orbital Performance Incentives” being hereinafter referred to as “Permitted Liens”). Without limiting the generality of the foregoing, MSV LP shall ensure that all of its then-current obligations to the Satellite Vendor have been performed as of such date in order to ensure that any security interests, liens, encumbrances or similar interests granted by MSV LP in the MSV-2 Satellite to the Satellite Vendor have been terminated, released and discharged.

2.3 MSV-2 Deliverables. Subject to the receipt of all necessary governmental approvals, MSV LP shall deliver to MSV Canada the MSV-2 Deliverables, at such location(s) as the parties shall mutually agree, upon the later of the time of the transfer of title to the MSV-2 Satellite to MSV Canada or the time that such MSV-2 Deliverables are delivered to MSV LP by the Satellite Vendor, provided however, that, subject to the receipt of all necessary governmental approvals, MSV LP shall deliver or cause the Satellite Vendor to deliver to MSV Canada before such time and as soon as is practicable, but in no event sooner than required under the Satellite

Construction Contract, any MSV-2 Deliverables that MSV Canada or its contractors (including its satellite operator) or agents reasonably require to prepare for the launch, testing and operation of the MSV-2 Satellite. Subject to the receipt of all necessary governmental approvals, title to any MSV-2 Deliverables (other than the MSV-2 Satellite), shall be transferred by MSV LP to MSV Canada at the later of (i) the time of the transfer of title to the MSV-2 Satellite to MSV Canada or (ii) the time that title to such MSV-2 Deliverables is transferred to MSV LP by the Satellite Vendor. Title to the MSV-2 Deliverables (other than the MSV-2 Satellite) shall be transferred from MSV LP to MSV Canada free and clear of all security interests, liens, encumbrances and similar interests, except for Permitted Liens. Title to all MSV-2 Deliverables which are software shall remain with the Satellite Vendor and rights of use are licensed to MSV LP. As to such Satellite-Vendor licensed MSV-2 Deliverables, subject to the receipt of all necessary governmental approvals, MSV LP shall sublicense said MSV-2 Deliverables to MSV Canada for the exclusive purpose of testing, operating, and/or maintaining the MSV-2 Satellite or a MSV-2 Deliverable, subject to all of the restrictions on such use as are set forth in the Satellite Construction Contract and provided that the Satellite Construction Contract has been amended consistent with the modifications specified in Article 14.

2.4 Amendments to Satellite Construction Contract. MSV LP shall not amend or terminate the Satellite Construction Contract in any respect as relates to the MSV-2 Satellite or any MSV-2 Deliverable in a manner different than amendments relating to the other satellites to be delivered thereunder, or otherwise in a manner inconsistent with the Industry Canada Authorization.

3. SATELLITE DELIVERY SERVICES

3.1 Scope. Before and after title in the MSV-2 Satellite is transferred to MSV Canada in accordance with the terms of this Agreement, MSV LP shall, in accordance with and subject to the terms and conditions of this Agreement and in accordance with reasonable industry standards of care:

(a) perform its obligations (including without limitation, all payment obligations) under the Satellite Construction Contract with respect to the MSV-2 Satellite and the MSV-2 Deliverables; and

(b) provide the Program Management of all aspects of the Satellite Construction Contract, including with respect to the MSV-2 Satellite and the MSV-2 Deliverables, which obligations shall include the use of commercially reasonable efforts to enforce the Satellite Vendor’s obligations under the Satellite Construction Contract.

3.2 Definition of Satellite Delivery Services. MSV LP’s obligations under this Agreement, including the obligations with respect to the Satellite Construction Contract, the Launch Services Agreement, the Insurance and the Program Management are referred to collectively herein as the “Satellite Delivery Services”.

3.3 Performance of Satellite Delivery Services. The Satellite Delivery Services will be provided in accordance with reasonable industry standards of care, at commercially reasonable rates as described in section 7.1 below, and subject to the terms and conditions set forth in this Agreement

3.4 Compliance with Industry Canada Authorization. MSV LP shall provide the Satellite Delivery Services to MSV Canada in such a manner as to assist MSV Canada in complying with the Industry Canada Authorization and shall use commercially reasonable efforts to cause its suppliers to achieve the milestone due dates set out in the Industry Canada Authorization and set forth below:

	Milestone	Date
1	Submission of final design specifications of the MSV-2 Satellite to Industry Canada for approval.	December 15, 2006

2	Signature of contracts for the construction and launch of the MSV-2 Satellite	March 15, 2007

3	Placement of the satellite into its assigned orbital position	March 31, 2011

MSV LP shall also provide all necessary support, assistance and documentation required by MSV Canada (as is legally permitted and as is required by MSV Canada) to satisfy any Industry Canada reporting obligations.

4. SATELLITE CONSTRUCTION CONTRACT

4.1 Copies of Agreements. MSV LP shall provide an executed copy of the Satellite Construction Contract (including all exhibits) to MSV Canada. For the purposes of satisfying the Satellite Vendor’s requirements, the Satellite Construction Contract shall be considered to be proprietary information of MSV LP and governed by Section 10 hereof. MSV LP shall, for those portions of the Satellite Construction Contract that relate to the MSV-2 Satellite, and the MSV-2 Deliverables, use commercially reasonable efforts to obtain the prior consent of the Satellite Vendor for any disclosures relating thereto that MSV Canada may need to make, including but not limited to disclosures to Industry Canada, insurers and Launch Vehicle Providers.

4.2 Significant Decisions. MSV LP agrees to keep MSV Canada promptly apprised of all material discussions between MSV LP and Satellite Vendor regarding significant decisions related to the Satellite Construction Contract as related to the MSV-2 Satellite and the MSV-2 Deliverables, and in particular any discussions regarding the Performance Specifications of the MSV-2 Satellite or waivers, deviations or other modifications to the Performance Specifications. MSV Canada also agrees to keep MSV LP promptly apprised of all material discussions between

MSV Canada and Industry Canada that would have a material impact on the Satellite Delivery Services to be provided by MSV LP under this Agreement. MSV LP shall collaborate with and include MSV Canada in all significant decisions related to the Satellite Construction Contract affecting the MSV-2 Satellite and the MSV-2 Deliverables, including without limitation, “Acceptance” (as defined in the Satellite Construction Contract) of the MSV-2 Satellite and the MSV-2 Deliverables, and shall obtain the prior written approval of MSV Canada prior to entering into any waivers, deviations or other modifications to the Performance Specifications which would result in a breach by MSV Canada of the Industry Canada Authorization for the MSV-2 Satellite or other modifications to the MSV-2 Satellite; provided that MSV Canada shall make its relevant employees and consultants available at all relevant times and locations and make decisions required to be made as to any requested waiver or deviation within the time required under the Satellite Construction Contract. Notwithstanding the requirement for written approval, if MSV Canada does not object to such waiver, deviation or other modification within two (2) “Business Days” (as defined in the Satellite Construction Contract after receipt of MSV LP’s request for approval (or lesser period if required to meet the response time under the Satellite Construction Contract, as noted in MSV LP’s request for approval), such approval shall be deemed given.

4.3 Participation and Access. Subject to Satellite Vendor’s standard security and export procedures and requirements, employees and consultants of MSV Canada (who are not direct competitors of the Satellite Vendor) shall be entitled to the full extent of the inspection and access rights granted under the Satellite Construction Contract as related to the MSV-2 Satellite and the MSV-2 Deliverables. Further, MSV Canada shall be entitled to participate in and be present at: (a) reviews of each of Satellite Vendor’s milestone events leading up to launch of the MSV-2 Satellite; (b) Satellite Vendor’s “Final Integration and Test,” “Satellite Pre-shipment Review”, “Spacecraft Launch Readiness Review”, and “Launch and In-Orbit Testing Sessions” (or similar events if described differently in the Satellite Construction Contract); (c) informal Project Manager meetings and informal project level technical review meetings; and (d) “Training” as it relates to the MSV-2 Satellite and the MSV-2 Deliverables. Participation as contemplated herein shall include, but not be limited to: (i) attendance by MSV Canada representatives at such events and meetings, (ii) consultation by and with MSV Canada on engineering decisions that affect the MSV-2 Satellite’s performance (including the ability to meet the applicable Performance Specifications); and (iii) the review of relevant reports and test results. When available to MSV LP and upon completion of any necessary export review and procedures, if applicable, MSV LP shall distribute all design review documents, if and to the extent authorized for export, to MSV Canada. With reasonable prior notice, MSV Canada and its representatives, in the presence of MSV LP and Satellite Vendor, shall have the right to view program hardware in progress in accordance with Satellite Vendor’s access policies and procedures. Subject to any confidentiality restrictions set forth in the Satellite Construction Contract, MSV Canada and its representatives shall have access, while accompanied by the Satellite Vendor and MSV LP to all work, including without limitation, technical data and information, test data, drawings, documentation, tooling, and manufacturing processes, testing and hardware in progress, being performed at Satellite Vendor’s facilities pursuant to the Satellite Construction Contract at all times during the period of Satellite Construction Contract performance, provided that such access does not unreasonably interfere with such work or any other work. MSV Canada and its representatives shall have access, while accompanied by MSV LP to work being performed pursuant to the Satellite Construction Contract in Satellite Vendor’s

subcontractors’ facilities to the extent Satellite Vendor obtains such access, subject to the right of Satellite Vendor and MSV LP to accompany MSV Canada and its representatives on any such visit and subject further to the execution by MSV Canada and its representatives of non-disclosure or similar agreements as may be required by said subcontractors. MSV LP shall use all reasonable commercial efforts to obtain access for MSV Canada and its representatives, while accompanied by MSV LP, to the work being performed pursuant to the Satellite Construction Contract in Satellite Vendor’s subcontractors’ facilities. The parties acknowledge that there may be circumstances in which MSV Canada (due to ITAR-related or other governmental restrictions), cannot be provided with access, in which case MSV LP agrees to fully inform MSV Canada of such circumstances and use reasonable and diligent efforts to obtain all necessary governmental or other consents as shall permit such access. MSV LP shall not unreasonably withhold its agreement to requests by MSV Canada for access and inspection visits.

4.4 Post Launch Operations. After title to the MSV-2 Satellite and the MSV-2 Deliverables have been transferred from MSV LP to MSV Canada, MSV LP shall in use commercially reasonable efforts to arrange for and facilitate the reasonable requirements of MSV Canada, its agents and particularly the operator of the MSV-2 Satellite, to speak directly with the Satellite Vendor with respect to day-to-day operations, satellite anomalies and other matters involving the MSV-2 Satellite, provided that MSV Canada shall keep MSV LP apprised of any matters discussed with the Satellite Vendor and shall have no authority to waive or modify any right or obligation of MSV LP under the Satellite Construction Contract or to direct the Satellite Vendor to take or fail to take any action required thereunder. MSV Canada shall also keep MSV LP fully informed of any anomalies that occur with respect to the operation of the MSV-2 Satellite, without limitation, to the full extent that such information may be required to be submitted by MSV LP to the insurer(s) of the MSV-2 Satellite.

4.5 Satellite Vendor. Certain provisions of this Section 4 are subject, to the extent required, to the consent of the Satellite Vendor, which consent MSV LP shall use commercially reasonable efforts to obtain. MSV Canada agrees to use commercially reasonable efforts to comply with all provisions of the Satellite Construction Contract that pertain to the rights specified in this Section 4 to the extent MSV Canada is made aware of them.

5. LAUNCH SERVICES AGREEMENT

5.1 Execution. MSV LP shall identify and execute a Launch Services Agreement with a Launch Vendor for the MSV-2 Satellite at a commercially appropriate time, taking into account such factors as the progress of the MSV-2 Satellite construction, availability of launch vehicles, launch vehicle performance, and then-available pricing and other terms. Prior to executing a Launch Services Agreement for the MSV-2 Satellite, MSV LP shall collaborate with and include MSV Canada in all significant decisions related to such Launch Service Agreement.

5.2 Participation and Access. MSV LP shall ensure, pursuant to the Launch Services Agreement, that, subject to compliance with applicable export laws and regulations, MSV Canada shall be permitted to participate in reviews of each of Launch Vendor’s milestone events with respect to the launch of the MSV-2 Satellite. MSV Canada and its representatives shall also be entitled to attend the launch of the MSV-2 Satellite. All expenses associated with the foregoing shall be borne by MSV Canada. MSV Canada shall comply with the provisions of the Launch Services Agreement as to all such participation and access.

5.3 Amendment and Termination. Once the Launch Services Agreement is finalized and fully executed, MSV LP shall not amend or terminate the Launch Services Agreement as it relates to the MSV-2 Satellite in a manner which would result in a breach by MSV Canada of the Industry Canada Authorization without the express written consent of MSV Canada and shall not make any other modifications or amendments to the Launch Services Agreement without prior notice to MSV Canada.

6. INSURANCE

6.1 If requested to do so by MSV Canada, MSV LP shall assist MSV Canada in structuring and, arranging the agreements for Launch Insurance of the MSV-2 Satellite and implementing agreements to insure: the Launch (from the moment of Intentional Ignition), initial in orbit operations; and, as MSV LP may determine, subsequent periods of in-orbit operation of the MSV-2 Satellite (the “Insurance”) at a commercially appropriate time, taking into account such factors as progress of the MSV-2 Satellite construction, then-available pricing or discount rates available if insured with other satellites under the Satellite Construct Contract and other relevant factors. In furtherance and without limitation of the foregoing, MSV LP agrees to keep MSV Canada promptly apprised of all material third party discussions related to Insurance. MSV LP shall collaborate with and include MSV Canada in all significant decisions related to selection of an Insurer and specific Insurance coverages, including without limitation the placement of Insurance for the MSV LP satellites. MSV LP will make recommendations to MSV Canada with respect to Insurance of the MSV-2 satellite that are consistent with MSV Canada’s needs, the Industry Canada Authorization and MSV LP’s obligations under this Agreement.

6.2 Nothing herein restricts MSV Canada from obtaining, at MSV Canada’s own cost, Launch Insurance or in-orbit Insurance for the MSV-2 Satellite. Where MSV Canada chooses to obtain its own Insurance, it shall also so notify MSV LP in writing prior to MSV LP entering into any agreements on MSV Canada’s behalf, and shall provide MSV LP with written confirmation of such insurance coverage, naming them as co-insured for any remaining obligations of MSV LP under this Agreement or the Satellite Construction Contract, once obtained.

7. PURCHASE PRICE, PAYMENTS AND POST-LAUNCH SERVICES

7.1 Purchase Price. The Purchase Price for the MSV-2 Satellite shall equal the sum of the following cost components:

(a) all costs and expenses incurred by MSV LP under the Satellite Construction Contract for the MSV-2 Satellite, less any liquidated damages or other credits or refunds received by MSV LP for the MSV-2 Satellite under the Satellite Construction Contract;

(b) all costs and expenses incurred by MSV LP under any Launch Services Agreement for the MSV-2 Satellite, less any liquidated damages or other credits or refunds received by MSV LP for the MSV-2 Satellite under the Satellite Construction Contract;

(c) all costs and expenses incurred by MSV LP to finance the construction and launch of the MSV-2 Satellite;

(d) all costs and expenses incurred by MSV LP to arrange for and procure Insurance for the MSV-2 Satellite;

(e) any other costs and expenses incurred by MSV LP to provide and perform the Satellite Delivery Services; up to and including the Launch of the MSV-2 Satellite;

(f) all applicable taxes, duties and other fees or charges; and

(g) such other costs as mutually agreed upon by the parties.

The above costs and expenses incurred by MSV LP shall be determined in accordance with U.S. generally accepted accounting principles applied consistently in accordance with MSV LP’s past practice, plus a margin which shall not exceed ten (10) per cent on all such costs and expenses that are not in respect of taxes, depreciation, insurance or licensing fees payable in relation to the MSV-2 Satellite, provided however, that in the event either Party believes that the foregoing results in inequitable pricing that was not intended, or is otherwise not appropriate, at the request of such Party the Parties will negotiate in good faith an alternative basis for pricing that reflects a more appropriate result. MSV Canada may assume responsibility for and pay directly to the relevant provider any one or more of the costs and expenses set out in this Section 7.1 and, such amounts paid by MSV Canada, if any, shall not be included in the Purchase Price.

The amount paid by MSV Canada to MSV LP under this Section 7.1 hereof is hereinafter referred to as the “Purchase Price”.

7.2 Payment of Purchase Price. The Purchase Price for the MSV-2 Satellite shall be paid and satisfied as follows:

(a) MSV Canada and MSV LP shall enter into a mutually agreed upon Lease Amendment to the Capacity Lease Agreement pursuant to which MSV Canada shall lease to MSV LP certain capacity on the MSV-2 Satellite in consideration for the delivery of the MSV-2 Satellite to MSV Canada pursuant to the terms and conditions hereof; and/or

(b) In such other manner as may be mutually agreed upon by MSV Canada and MSV LP.

7.3 Post-Launch Services. To the extent that any Satellite Delivery Services are provided by MSV LP to MSV Canada after the Launch of the MSV-2 Satellite (hereinafter referred to as the “Post-Launch Services”), any payments for such Post-Launch Services shall be based upon all costs and expenses incurred by MSV LP to provide and perform the Post-Launch Services. All such costs and expenses incurred by MSV LP to perform the Post-Launch Services shall be determined in accordance with generally accepted U.S. accounting principles applied consistently in accordance with MSV LP’s past practice, plus a margin of up to ten percent (10%) on all such costs and expenses incurred that are not in respect of taxes, depreciation, insurance or licensing fees paid or payable, provided however, that in the event either Party believes that the foregoing results in inequitable pricing that was not intended, or is otherwise not appropriate, at the request of such Party the Parties will negotiate in good faith an alternative basis for pricing that reflects a more appropriate result. Any invoices for Post-Launch Services shall be rendered by MSV LP in accordance with the provisions of the Rights and Services Agreement by and between MSV Canada and Mobile Satellite Ventures Corp., the wholly owned Canadian subsidiary of MSV LP, dated November 26, 2001, and/or as may be mutually agreed upon by MSV Canada and MSV LP.

7.4 Taxes and Other Charges. All amounts payable pursuant to this Section 7 shall be exclusive of taxes, duties and other fees or charges levied by a Governmental Entity. MSV Canada will pay directly or reimburse MSV LP for all such taxes, duties and other fees or charges. Notwithstanding the foregoing, in no event will MSV Canada be liable for any taxes based upon or measured by MSV LP’s net income or property (other than the MSV-2 Satellite) or employment taxes of MSV LP.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 MSV Canada’s Representations, Warranties and Covenants. MSV Canada hereby represents, warrants and covenants to MSV LP as follows:

(a) It is an Ontario corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. It is duly licensed or qualified to do business as a foreign or extraprovincial corporation in all jurisdictions where the failure to be so qualified would materially adversely affect its ability to perform its obligations hereunder. It has all requisite power and authority to own its properties and carry on its business as now conducted.

(b) The execution, delivery and performance (as provided herein) by MSV Canada of this Agreement has been duly authorized by all requisite corporate action of MSV Canada (including without limitation any necessary action of its directors and shareholders) and will not violate any applicable provisions of law or any order of any court or any agency of government and will not conflict with or result in a breach under (a) its constating documents, or (b) any material agreement to which MSV Canada is a party or by which it is bound. This Agreement is a legal, valid and binding obligation of MSV Canada, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(c) In connection with MSV Canada’s performance under this Agreement, MSV Canada shall comply in all material respects with all applicable laws, regulations, or orders of any Governmental Entity.

8.2 MSV LP’s Representations, Warranties and Covenants. MSV LP hereby represents, warrants and covenants to MSV Canada as follows:

(a) It is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. It is duly licensed or qualified to do business as a foreign entity in all jurisdictions where the failure to be so qualified would materially adversely affect its ability to perform its obligations hereunder. It has all requisite power and authority to own its properties and carry on its business as now conducted.

(b) The execution, delivery and performance (as provided herein) by MSV LP of this Agreement has been duly authorized by all requisite partnership action of MSV LP (including without limitation any necessary action of its limited partners) and will not violate any applicable provisions of law or any order of any court or agency of government and will not conflict with or result in a breach under (a) its organizational documents, or (b) any material agreement to which MSV LP is a party or by which it is bound. This Agreement is a legal, valid and binding obligation of MSV LP, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(c) In connection with MSV LP’s performance under this Agreement, MSV LP shall comply in all material respects with all applicable laws, regulations, or orders of any Governmental Entity.

(d) In providing the Satellite Delivery Services for the MSV-2 Satellite, MSV LP shall apply the same degree of care as MSV LP uses with respect to the Program Management that it exercises in relation to any other satellites, being constructed pursuant to the Satellite Construction Contract, but in no event shall the degree of care be less than a reasonable industry standard of care.

(e) In the construction, Insurance and launch of the MSV-2 Satellite pursuant to this Agreement, MSV LP agrees to use good faith efforts to obtain the most favourable pricing and terms and conditions available for such construction, Insurance and launch, and will use at least the same efforts to obtain the most favourable pricing and terms and conditions available for such construction, Insurance and launch as MSV LP obtains with respect to any other satellites being constructed pursuant to the Satellite Construction Contract, in all cases consistent with, and balanced by, quality standards and other appropriate technical and risk considerations.

(f) All decisions to be made and all actions and omissions of MSV LP relating to the Satellite Construction Contract and the Launch Service Agreement shall be made (i) in good faith, (ii) with a view to assisting MSV Canada comply with the Industry Canada Authorization and all applicable laws, regulations and rules, and (iii) consistent with the practices and standards normally used by MSV LP with respect to any other satellites that are being constructed pursuant to the Satellite Construction Contract, but in no event less than reasonable industry practices and standards. In providing the Satellite Delivery Services, MSV LP shall comply with all applicable laws, regulations and rules.

9. WARRANTY DISCLAIMER; LIMITATION OF LIABILITY

9.1 Warranty Disclaimer. MSV CANADA ACKNOWLEDGES AND AGREES THAT MSV LP DOES NOT ITSELF MANUFACTURE, LAUNCH OR OPERATE SATELLITES, BUT INSTEAD RELIES UPON VENDORS TO DO SO WHOSE LIABILITY FOR FAILURE OF PERFORMANCE IS AND IS ANTICIPATED TO BE STRICTLY LIMITED BY VIRTUE OF THEIR CONTRACTS WITH MSV LP. FURTHER, THE NATURE OF THE SATELLITE CONSTRUCTION, LAUNCH, AND OPERATIONS ACTIVITIES CONTEMPLATED HEREUNDER ARE INHERENTLY SUBJECT TO RISK, AND WITHOUT LIMITATION NO GUARANTY OF TIMELY OR SUCCESSFUL PERFORMANCE CAN BE OR HAS BEEN MADE. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES, EXPRESS, HAVE BEEN MADE. NO IMPLIED, OR STATUTORY, REPRESENTATIONS OR WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, APPLY TO SATELLITE DELIVERY SERVICES PROVIDED HEREUNDER OR THE EQUIPMENT AND FACILITIES USED TO PROVIDE SATELLITE DELIVERY SERVICES.

9.2 Limitation of Liability.

(a) As a material condition of entering into this Agreement at the price specified herein, and in regard to any and all causes arising out of or relating to this Agreement, including but not limited to claims of negligence, breach of contract or warranty, failure of a remedy to accomplish its essential purpose or otherwise, MSV Canada agrees that MSV LP’s entire liability shall not exceed, in the aggregate, an amount equal to [***Redacted***]. The foregoing liability limitation shall not apply to claims based on the wilful misconduct by MSV LP.

(b) Each party agrees that in no event shall the other party, Affiliates of such other party, the Satellite Vendor, or the Launch Vendor be liable to the first party for any indirect, incidental, consequential, punitive, special or other similar damages (whether in contract, tort (including without limitation negligence), strict liability or under any other theory of liability), including, but not limited to, loss of actual or anticipated revenues or profits, loss of business, customers or good will.

9.3 Indemnities in favor of MSV Canada under Satellite Construction Contract. MSV LP shall work cooperatively with MSV Canada and shall use commercially reasonable efforts to seek and obtain relief and recovery from the Satellite Vendor on behalf of MSV Canada pursuant to any indemnities given by the Satellite Vendor in favor of MSV Canada.

10. CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Certain Information Regarding Satellite Delivery Services. Except as otherwise permitted hereunder and for disclosures required by a court or Governmental Entity, each party hereby agrees not to disclose to third parties (without the prior written consent of the other party) the material terms and conditions of this Agreement (including but not limited to the prices, payment terms and schedules), and all information provided to MSV LP and MSV Canada related to the design and performance characteristics of the MSV-2 Satellite, and any subsystems or components thereof. Notwithstanding the foregoing, MSV LP may disclose the MSV-2 Performance Specifications to its third party vendors, contractors, and those providing services relating to the MSV-2 Satellite and to its customers. In addition, disclosure, on a need to know and confidential basis, either party is permitted, subject to the restrictions of the Satellite Construction Contract, to its principals, auditors, attorneys, investors, lenders, insurance agents, underwriters, brokers, providers of satellite operational services, and proposed and actual successors in interest.

10.2 Proprietary Information.

(a) To the extent that either party discloses to the other any other information which it considers proprietary or which is proprietary information of a third party, in written or tangible form, said party shall identify such information as proprietary when disclosing it to the other party by marking it clearly and conspicuously as proprietary information. Any proprietary disclosure to either party, if made orally, shall be identified as proprietary information at the time of disclosure, if the disclosing party wishes to keep such information proprietary under this Agreement. Any such information disclosed under this Agreement shall be used by the recipient thereof only in its performance under this Agreement.

(b) Neither party shall be liable for the inadvertent or accidental disclosure of such information marked as proprietary, if such disclosure occurs despite the exercising of the same degree of care as the receiving party normally takes to preserve and safeguard its own proprietary information (but not less than reasonable care) or if such information (a) is or becomes lawfully available to the public from a source other than the receiving party before or during the period of this Agreement, (b) is released in writing by the disclosing party without restrictions, (c) is lawfully obtained by the receiving party from a third party or parties without obligation of confidentiality, (d) is lawfully known by the receiving party prior to such disclosure and is not subject to any confidentiality obligations, or (e) is at any time lawfully developed by the receiving party completely independently of any such disclosure or disclosures from the disclosing party.

(c) In addition, neither party shall be liable for the disclosure of any proprietary information which it receives under this Agreement pursuant to judicial action or decree, or pursuant to any requirement of any Governmental Entity or any agency or department thereof, having jurisdiction over such party, provided that in the reasonable opinion of counsel for such party such disclosure is required, and provided further that such party, to the extent reasonably practical, shall have given the other party notice prior to such disclosure.

10.3 Survival. The provisions of this Section 10 are in addition to, and not in lieu of, any agreements of the parties regarding confidentiality executed by the parties on or before the date hereof and shall survive expiration or termination of this Agreement indefinitely.

11. TERMINATION

11.1 Termination Rights. Either party may terminate this Agreement prior to the transfer of title to the MSV-2 Satellite to MSV Canada, by giving the other party written notice thereof in the event:

(a) the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice thereof (except that, (i) if the breaching party fails to pay amounts due hereunder, such cure period shall be reduced to twenty (20) days for the second and subsequent failures to pay in any one calendar year, and (ii) in the case of a non-payment breach, if the nature of the breach does not reasonably allow a cure within thirty (30) days, if a party commences cure activities within thirty (30) days, it shall be allowed up to ninety (90) days to complete the cure if reasonably required under the circumstances);

(b) the other party becomes insolvent or the subject of insolvency proceedings, including without limitation if the other party is judicially declared insolvent or bankrupt, or if any assignment is made of the other party’s property for the benefit of its creditors or if a receiver, conservator, trustee in bankruptcy or other similar officer is appointed by a court of competent jurisdiction to take charge of all or any substantial part of the other party’s property, or if a petition is filed by or against the other party under any provision of the Bankruptcy Act (Canada) or Bankruptcy Code (U.S.) now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after filing, or if a petition is filed by the other party under any provision of the Bankruptcy Act (Canada) or the Bankruptcy Code (U.S.) now or hereinafter enacted; or

(c) there is a Total Loss of the MSV-2 Satellite unless MSV Canada proceeds with a Replacement Satellite as contemplated in the Capacity Lease Agreement.

(d) For the avoidance of doubt, MSV LP shall not be in breach of this Agreement for any failure or delay in performance by MSV LP’s vendors, subject to MSV LP’s obligation to use commercially reasonable efforts to perform Program Management in connection therewith.

11.2 Survival. The provisions of Sections 8, 9, 10, and 13 hereof shall survive the termination of this Agreement indefinitely.

12. DISPUTE RESOLUTION

12.1 Best Efforts to Settle Disputes. In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any breach hereof, the parties hereto shall use reasonable efforts to settle such dispute, claim, question or difference. To give effect to the foregoing the parties shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

12.2 Mediation. If a dispute arising out of this Agreement cannot be settled amicably through negotiation, then the parties agree that either party may submit the dispute to mediation upon written notice to the other party. The cost of mediation shall be borne equally by the parties.

12.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, which is not resolved pursuant to Sections 12.1 or 12.2 hereof, shall be determined by binding arbitration administered by the American Arbitration Association in accordance with its then-current Commercial Arbitration Rules and Supplementary Procedures for Large, Complex Disputes, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three (3). Within fifteen (15) days after the commencement of arbitration, each party shall select one (1) person to act as an arbitrator and the two (2) selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator within twenty (20) days after the commencement of the arbitration, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be New York City, New York USA. The language of the arbitration shall be English. The arbitrators shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages. In furtherance and without limitation of the foregoing, the arbitrators shall not award consequential damages in any arbitration initiated under this Section 12.3. The arbitrators shall award to the prevailing party, in addition to any other money damages awarded, its reasonable costs, including reasonable attorneys’ fees, in successfully bringing or defending against such arbitration. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall be accompanied by a reasoned opinion, including findings of fact, the reasons for the disposition of each claim, and a breakdown of any monetary award as to specific claims (if applicable). Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Notwithstanding the foregoing, the request by either party for equitable relief, including without limitation preliminary or permanent injunctive relief, shall not be subject to arbitration under this Section 12.3, and may be adjudicated before any court of competent jurisdiction.

13. GENERAL PROVISIONS

13.1 Restrictions on Authority. Neither party shall have the legal right or authority to bind the other party, nor to make any representation, promise or agreement in the name of or on account of the other party. Nothing in this Agreement shall be construed as constituting one party as an agent of the other party.

13.2 Force Majeure. If a Force Majeure Event under this Agreement has occurred and is continuing, then the performance obligations of the party directly affected by such Force Majeure Event under this Agreement shall be tolled for the duration of such Force Majeure Event and such party shall not be liable to the other by reason of any delay or failure in performance of this Agreement which arises out of such Force Majeure Event; provided that the party directly affected by such Force Majeure Event shall promptly take and continue to take all reasonable actions to abate such Force Majeure Event as soon as possible. If a payment is made late as a result of a Force Majeure Event (e.g., unscheduled closure of the banking settlement system), then interest at 30-day LIBOR shall be compounded monthly and paid from the due date until the date actually paid. A “Force Majeure Event” means acts of God, acts of the other party, acts of government authority, strikes or other labour disturbances, or any other cause beyond the reasonable control of that party, including, without limitation, any failure or delay.

13.3 No Implied Licence. Except to the extent that the MSV-2 Satellite and associated equipment are to be delivered so as to allow them to be used for their intended purpose, or as otherwise set forth to the contrary in this Agreement, the provision of services or the conveying of any information under this Agreement shall not convey any licence by implication, estoppel or otherwise, under any patents or other intellectual property rights of MSV LP or MSV Canada, and their Affiliates, contractors and vendors (including Satellite Vendor).

13.4 Consents, Approvals. Wherever in this Agreement the action of one party shall be subject to the approval or consent of the other party, such consent or approval shall not be unreasonably withheld, conditioned, or delayed.

13.5 Intended Third Party Beneficiary; No Third-Party Rights; No Fiduciary Relationship. This Agreement does not, is not intended to, and shall not be deemed or construed by the parties or by any third party to confer any enforceable rights or remedies on, or create any obligations or interests in, any person other than the signatories to this Agreement; or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association among the signatories to this Agreement.

13.6 No Waiver; Remedies Cumulative. No waiver, alteration, or modification of any of the terms of this Agreement will be binding unless in writing and signed by all parties. All remedies and rights hereunder and those available in law or in equity shall be cumulative and the exercise by a party of any such right or remedy shall not preclude the exercise of any other right or remedy available under this Agreement in law or in equity.

13.7 Costs and Legal Fees. In any action brought with respect to this Agreement by one party hereto against the other party hereto, in addition to any other money damages awarded by a court of competent jurisdiction, the prevailing party shall be entitled to recover from the other party its reasonable costs, including reasonable legal fees, in successfully bringing or defending against such action.

13.8 Governing Law and Exclusive Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York and the laws of the United States of America applicable therein, without giving effect to conflict of law principles.

13.9 Specific Performance. Each party recognizes that any material breach of the terms of this Agreement would give rise to irreparable harm to the other party for which money damages would not be an adequate remedy, and accordingly agrees that, any term of this Agreement to the contrary notwithstanding, in addition to all other remedies available to it, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance against the other party, in each case without the necessity of proving the inadequacy of money damages. Such remedy shall not be deemed the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies that a party may have at law, in equity, under contract or otherwise.

13.10 Headings; Severability. All titles and headings in this Agreement are for reference purposes only; they will not affect the meaning or construction of the terms of this Agreement. If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement will continue to be valid and enforceable.

13.11 Assignment. Any assignment or transfer of any rights or obligations in whole or in part under this Agreement by MSV Canada or MSV LP is subject to the prior written approval of the other, which approval may be unreasonably denied or withheld.

13.12 Publicity. Neither party shall in any way or in any form publicize or advertise in any manner this Agreement or the Satellite Delivery Services to be provided pursuant to this Agreement without the express written approval (which shall not be unreasonably withheld, conditioned or delayed) of the other party, obtained in advance, for each item of advertising or publicity. The foregoing prohibition shall include but not be limited to news releases, letters, correspondence, literature, promotional materials or displays of any nature or form. Each request for approval hereunder shall be submitted in writing to the representative designated in writing; and approval, in each instance, shall be effective only if in writing and signed by said representative. Nothing herein shall prevent either party from providing Industry Canada, or any other Governmental Entity, information concerning this Agreement as required by law or in response to a request for information by such Governmental Entity, provided that the party providing such information shall have given the other party notice, to the extent reasonably practical, prior to such disclosure.

13.13 Currency. All monetary amounts in this Agreement are expressed in U.S. dollars and shall be paid in U.S. dollars.

13.14 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be sent by facsimile transmission, or by first class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the party to be notified, addressed to such party at the address set forth below, or sent by facsimile to the fax number set forth below, or such other address or fax number as such party may have substituted by written notice to the other party. The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by mail or by overnight courier service) shall constitute the giving thereof.

If to be given to MSV LP:

10802 Parkridge Blvd.

Reston VA, 20191-4334

Attention: Sr. Vice- President, General Counsel

If to be given to MSV Canada:

1601 Telesat Court

Ottawa, ON K1B 2B9

Attention: Corporate Secretary

13.15 Entire Agreement. This Agreement contains the entire and exclusive understanding between the parties concerning the subject matter hereof and supersedes all prior communications and understandings between them relative to the subject matter hereof. To the extent that any Attachment may be inconsistent with the text of the Agreement, the text of the Agreement shall control.

13.16 Agreement Binding. This Agreement shall be binding upon and shall enure to the benefit of MSV Canada and MSV LP and their respective successors and permitted assigns.

13.17 Further Assurances. The parties agree to execute all further documents and perform such further acts as may reasonably be required to effect the purpose and intent of this Agreement and to carry out its provisions.

13.18 Covenant of Good Faith. Each party agrees that, in respect to dealings with the other party under or in connection with this Agreement, it shall act in good faith.

13.19 Export Compliance.

(a) The parties acknowledge that MSV LP is a U.S. company, MSV Canada is a Canadian company, and Satellite Vendor is a U.S. company. Information, goods, and services exchanged under this Agreement may be subject to U.S. export control laws and regulations, such as the ITAR or the EAR as well as to Canadian export control laws and regulations, including the Defence Production Act. The parties agree that, notwithstanding any other provision of this Agreement that may be to the contrary, information, goods and services subject to such export control laws and regulations shall not be delivered, disclosed or transferred to a third party in any manner without complying with all applicable U.S. or Canadian export control laws and regulations. MSV Canada acknowledges and agrees that the obligations of MSV LP to provide information, goods and services to MSV Canada pursuant to this Agreement or in the course of providing the Satellite Delivery Services hereunder, shall be subject, at all times, to strict compliance by MSV LP and MSV Canada with such U.S. export control laws and regulations.

(b) MSV LP and MSV Canada shall collaborate in developing and executing the appropriate requests for information in such a manner so as to allow MSV Canada the maximum legally-compliant access to such information. To this end, MSV LP shall timely apply for and use reasonable and diligent efforts to obtain, and/or give directions to the Satellite Vendor to timely apply for and obtain, all governmental approvals that are required in order to ensure that MSV Canada can receive the MSV-2 Satellite and the MSV-2 Deliverables in accordance with this Agreement, and that MSV Canada at all times (for clarity, during development and construction of the MSV-2 Satellite and during the useful life of the MSV-2 Satellite), is provided with the maximum legally-compliant access to all information pertaining to the MSV-2 Satellite and the MSV-2 Deliverables. MSV Canada shall use commercially reasonable efforts to assist MSV LP in the preparation and prosecution of any applications for such approvals. MSV LP shall at all times use reasonable and diligent efforts to give effect to the intent of this provision and to ensure that MSV Canada is provided with all relevant information relating to the design, development, construction and operation of the MSV-2 Satellite and the MSV-2 Deliverables to the fullest extent possible under applicable export control laws and regulations thereunder.

14. CONDITION TO EFFECTIVENESS

14.1 Consents and Authorizations. This Agreement shall not become effective unless and until U.S. State Department authorizations, including U.S. Congressional certification as required under U.S. International Trade in Arms Regulations (“ITAR”) Section 123.15, to permit the license to export the MSV-2 Satellite and the ITAR-controlled MSV-2 Deliverables to MSV Canada.

[Remainder of page intentionally left blank. Next page is the signature page.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Elizabeth Creary
Name:	Elizabeth Creary
Title:	Secretary

MOBILE SATELLITE VENTURES LP, By Mobile Satellite Ventures GP Inc., its General Partner

By:	/s/ Randy Segal
Name:	Randy Segal
Title:	Senior Vice President & General Counsel

[Signature page to Satellite Delivery Agreement.]